SMITH BARNEY FUTURES MANAGEMENT INC.
                          (a wholly-owned subsidiary of
                       Salomon Smith Barney Holdings Inc.)
                        STATEMENT OF FINANCIAL CONDITION
                                DECEMBER 31, 1998



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         Report of Independent Accountants


To the Board of Directors and
Shareholder of Smith Barney Futures Management Inc.:

In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of Smith Barney Futures Management Inc. (the "Company", a wholly owned subsidiary of Salomon Smith Barney Holdings Inc.) at December 3l, 1998, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this statement of financial condition based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



                                                      PricewaterhouseCoopers LLP



New York, New York
March 15, 1999



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                      SMITH BARNEY FUTURES MANAGEMENT INC.
        (A wholly-owned subsidiary of Salomon Smith Barney Holdings Inc.)
                        STATEMENT OF FINANCIAL CONDITION
                                DECEMBER 31, 1998



                                     ASSETS


Receivable from limited partnerships                               $  4,635,696
Receivable from affiliate                                             6,527,944
Investments in limited partnerships, at equity                       11,159,677
Other assets                                                             47,981
                                                                   ------------

         Total Assets                                              $ 22,371,298


                       LIABILITIES & STOCKHOLDER=S EQUITY



Dividend payable to SSBHI                                          $  4,000,000
Accounts payable and accrued liabilities                                433,593
                                                                   ------------

         Total Liabilities                                            4,433,593

Common  stock,  no par value,  3,000 shares
authorized,  200 shares  issued and
outstanding (100 shares, $1 stated value;
100 shares, no stated value)                                                100
Additional paid-in capital                                           67,413,746
Retained earnings                                                     8,523,859
                                                                   ------------
                                                                     75,937,705

Less: Note receivable from SSBHI                                    (58,000,000)
                                                                     17,937,705

Total Liabilities & Stockholder=s Equity                           $ 22,371,298
                                                                   ============


The accompanying notes are an integral part of this statement of financial condition.





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                      SMITH BARNEY FUTURES MANAGEMENT INC.
        (A wholly-owned subsidiary of Salomon Smith Barney Holdings Inc.)
                    NOTES TO STATEMENT OF FINANCIAL CONDITION


1.      Organization

Smith Barney Futures Management Inc. (the "Company") is a wholly-owned subsidiary of Salomon Smith Barney Holdings Inc. ("SSBHI"). On October 8, 1998, Citicorp Inc. merged with and into a newly formed, wholly-owned subsidiary of Travelers Group Inc. ("Travelers"), the Company's ultimate parent. Following the merger, Travelers changed its name to Citigroup Inc. ("Citigroup"). On November 28, 1997, Smith Barney Holdings Inc. was merged with Salomon Inc to form SSBHI. The Company does not believe that its compliance with applicable law as a result of the Citigroup merger will have a material adverse effect on its ability to continue to operate the business in which it is presently engaged except, as more fully disclosed in footnote 8, the Company will no longer be the general partner of three Limited Partnerships subsequent to March 1, 1999, due to restrictions imposed resulting from this merger.

The Company was organized and is authorized to act as a general partner for the management of investment funds and is registered as a commodity pool operator with the Commodity Futures Trading Commission.

At December 31, 1998, the Company is the general partner for 20 Limited Partnerships (the "Limited Partnerships") with total assets of $885,267,009, total liabilities of $21,514,812 and total partners' capital of $863,752,197. The limited partnerships are organized to engage in the speculative trading of commodity futures contracts and other commodity interests. The Company's responsibilities as the general partner are described in the various limited partnership agreements. The Company has a general partner's liability which is unlimited (except to the extent it may be limited by the limited partnership agreement) with respect to the Limited Partnerships.

The Company is also the Trading Manager for 7 offshore funds. As Trading Manager, the Company will select trading advisors who in the Trading Manager's opinion, have demonstrated a high degree of skill in trading commodity interest contracts to manage the assets of the funds. For these services, the Company receives management fees. The Company does not have an equity investment in these offshore funds.

2.      Significant Accounting Policies

The statement of financial condition is prepared in accordance with generally accepted accounting principles which requires the use of management's best judgement and estimates. Estimates may vary from actual results.


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                      SMITH BARNEY FUTURES MANAGEMENT INC.
        (A wholly-owned subsidiary of Salomon Smith Barney Holdings Inc.)
              NOTES TO STATEMENT OF FINANCIAL CONDITION, Continued


The carrying values of financial instruments in the statement of financial condition approximate their fair values as they are either short-term in nature or interest-bearing at floating rates

Investments in Limited Partnerships, at equity, are valued at the Company's proportionate share of the net asset values as reported by the Limited Partnerships and approximate fair value. The Limited Partnerships value positions at the closing market quotations on the last business day of the year.

Under the terms of each of the limited partnership agreements for which it is a general partner, the Company is solely responsible for managing the partnership. Other responsibilities are disclosed in each limited partnership agreement. The Company is required to make a capital contribution to each such Limited Partnership. The limited partnership agreements generally require the general partner to maintain a cash investment in the Limited Partnerships equal to the greater of (i) an amount which will entitle the general partner to an interest of 1% in each material item of partnership income, gain, loss, deduction or credit or (ii) the greater of (a) 1% of the aggregate capital contributions of all partners or (b) a minimum of $25,000. While it is the general partner thereof, the Company may not reduce its percentage interest in such Limited
Partnerships to less than such required level, as defined in each limited partnership agreement.

Consistent with the limited partnership agreements, the Company received an opinion of counsel that it may maintain its net worth, as defined in the Limited Partnership agreements (excluding its investment in each such Limited Partnership), at an amount not less than 5% of the total contributions to the Limited Partnerships by all partners. SSBHI will contribute such amounts of additional capital to the Company, all or part of which may be contributed by a note (see Note 3), so that the Company may maintain its net worth requirement. This requirement was met at December 31, 1998.

Receivable from Limited Partnerships includes deferred offering costs which represent payments made by the Company on behalf of certain Limited Partnerships during their original offering, such as legal fees, printing costs, etc. These costs are reimbursed by the Limited Partnerships to the Company over a period varying from eighteen to twenty-four months or as interest income is earned by the Limited Partnership in accordance with the Limited Partnership's prospectus. The offering costs reimbursable at December 31, 1998 were $633,659. Repayment of these costs is not contingent upon the operating results of the Limited Partnerships. In addition, as general partner, the Company earns


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                      SMITH BARNEY FUTURES MANAGEMENT INC.
        (A wholly-owned subsidiary of Salomon Smith Barney Holdings Inc.)
              NOTES TO STATEMENT OF FINANCIAL CONDITION, Continued


monthly management fees and commissions from the Limited Partnerships as defined
by  the  limited  partnership   agreements.   Management  fees  and  commissions
receivable at December 31, 1998 were $4,002,037.

3.      Note Receivable from SSBHI

The note receivable consists of a $58,000,000 demand note dated June 22, 1994 which is non-interest bearing and is included in additional paid-in-capital as of December 31, 1998. The demand note was issued to the Company by SSBHI.

4.      Related Party Transactions

Substantially all transactions of the Company, including the allocation of certain income and expenses, are with SSBHI, Limited Partnerships of which it is the general partner, and other affiliates. Receivable from affiliate represents amounts due from Salomon Smith Barney Inc., a wholly-owned subsidiary of SSBHI, for interest income, advisory fees, and commissions.

5.      Income Taxes

Under income tax allocation agreements with SSBHI and Citigroup, the Company's Federal, state, and local income taxes are provided on a separate return basis and are subject to utilization of tax attributes in Citigroup's consolidated income tax returns. Under the tax sharing agreement with SSBHI, the Company remits taxes to SSBHI.
As of December 31, 1998, all taxes have been remitted to SSBHI.

6.      Employee Benefit Plans

The Company participates in a noncontributory defined benefit pension plan with Citigroup which covers substantially all U.S. employees.

The Company, through Citigroup, has a defined contribution employee savings plan covering substantially all U.S. employees. In addition, the Company has various incentive plans under which stock of Citigroup is purchased for subsequent distribution to employees, subject to vesting requirements.

7.      Stockholder's Equity

During the year the Company declared dividends of $8,000,000 (and distributed $4,000,000) on its outstanding common stock. Other than net income there were no other changes to stockholder's equity.


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                      SMITH BARNEY FUTURES MANAGEMENT INC.
        (A wholly-owned subsidiary of Salomon Smith Barney Holdings Inc.)
              NOTES TO STATEMENT OF FINANCIAL CONDITION, Continued


8.       Subsequent Events

As of March 1, 1999, SFG Global Investments, Inc. will become the general partner of Smith Barney Telesis Futures Fund L.P., Smith Barney Potomac Futures Fund L.P., and Smith Barney Tidewater Futures Fund L.P. The Company will act as Trading Manager of these funds. The Company intends to keep 1% interest in these funds as a Limited Partner.